Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | February 4, 2019 Issuer: Tenor: Barclays Bank PLC Approximately 5 years The Russell 2000 Index (Bloomberg ticker: 'RTY <Index>') and the S&P 500 Index (Bloomberg ticker: 'SPX <Index>') (each, a 'Reference Asset') 20.00% For each Reference Asset, 80.00% of its Initial Value [$18. 75– $21. 25] per quarter (or [7.50% – 8.50%] per annum), to be determined on the Initial Valuation Date. Hy pothetic al Pay me nt at Maturity Reference Assets: Buffer Percentage: Coupon Barrier Value: Contingent Coupon Amount: Selected Structure Definitions Automatic Call: If, on any Observation Date prior to the Final Valuation Date, beginning with the f our t h Observation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the notes will be automatically called and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to $1,000 (plus any Contingent Coupon that may otherwise be due on such date). No further amounts will be payable on the notes after the Call Settlement Date. Contingent Coupon: If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. Reference Asset Return With respect to each Reference Asset, an amount calculated as follows: Final Value-Initial Value/ Initial Value CUSIP / ISIN: Initial Value: 06747MCK0/ US06747MCK09 The Closing Value of the Reference Assets on the Initial Valuation Date Payment at Maturity: If you hold the notes to maturity and if the notes are not automatically called prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in each case, in addition to any Contingent Coupon that may otherwise be due on such date) equal to: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date February 28, 2019 March 5, 2019 • If he Final Value of the Least Performing Reference Asset is greater than or equal to - 20. 00%, receive a payment of $1,000 per $1,000 principal amount note; or you wi l l Initial Valuation Date: Issue Date: February 26, 2024 February 29, 2024 Final Valuation Date: Maturity Date: • If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive an an amount per $1,000 principal amount note calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage) If the notes are not automatically called prior to scheduled maturity and the Final Value of the Least Performing Reference Asset is less than -20.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00% and may lose up to 80.00% of the principal amount of your notes. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated January 31, 2019 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Buffered Phoenix AutoCallable Notes

Fact Sheet | February 4, 2019 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Contingent Coupons and any payment upon an Automatic call or at maturity, under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.125% of the principal amount of the notes, or up to $11.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $940.00 and $970.80 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. If the notes are not automatically called and the Final Value of the Least Performing Reference Asset is less than -20.00% of its Initial Value, you may lose up to 80.00% of the principal amount of your notes. • Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Potential Return Limited to Contingent Coupons—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Potential Early Exit—If the notes are automatically called, beginning with the fourth Observation Date, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. Accordingly, the term of the Notes may be as short as approximately one year. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747MCK0.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Phoenix AutoCallable Notes